                           SCHEDULE 14A INFORMATION
                   PROXY STATEMENT PURSUANT TO SECTION 14(a)
                    OF THE SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO. ___)


Filed by the Registrant        /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:

/ /   Preliminary Proxy Statement

/ /   Confidential, for Use of Commission Only (as permitted by Rule
      14a-6(e)(2))

/X/   Definitive Proxy Statement

/ /   Definitive Additional Materials

/ /   Soliciting Material Pursuant to Section 240.14a-11(c) or
      Section 240.14a-12

                        DESTRON FEARING CORPORATION
------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                                   N/A
------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/   No fee required.

/ /   Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

      1) Title of each class of securities to which transaction applies:

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      2) Aggregate number of securities to which transaction applies:

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         pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the
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/ /   Check box if any part of the fee is offset as provided by Exchange Act
      Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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

                          DESTRON FEARING CORPORATION
                              490 Villaume Avenue
                        South St. Paul, Minnesota 55075
                                (612) 455-1621

                               -----------------

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                        TO BE HELD FEBRUARY 26, 1998

                               -----------------

TO THE STOCKHOLDERS OF DESTRON FEARING CORPORATION:

  NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the "Annual Meeting") of Destron Fearing Corporation, a Delaware corporation (the "Company"), will be held on Thursday, February 26, 1998 at 3:30 p.m. (Minneapolis time) at The Marriott City Center, 30 South Seventh Street, Minneapolis, Minnesota 55402 for the following purposes:

  1.   To elect six directors of the Company.

  2. To consider and act upon a proposal to amend the Company's Stock Option Plan adopted in 1992 to increase the number of shares for which options may be issued.

  3. To ratify the appointment of Arthur Andersen LLP as independent auditors for the fiscal year ending September 30, 1998.

  4. To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

  Only holders of record of the Company's common stock at the close of business on January 2, 1998 are entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.

  Each of you is invited to attend the Annual Meeting in person, if possible. Whether or not you plan to attend in person, please mark, date and sign the enclosed proxy, and mail it promptly. A return envelope is enclosed for your convenience.

                                By Order of the Board of Directors

                                /s/ Thomas J. Ahmann

                                Thomas J. Ahmann, SECRETARY
January 15, 1998

------------------------------------------------------------------------------
           WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING,
        PLEASE SIGN THE PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE.
------------------------------------------------------------------------------

                          DESTRON FEARING CORPORATION
                              490 Villaume Avenue
                        South St. Paul, Minnesota 55075
                                (612) 455-1621

                          ---------------------------
                                PROXY STATEMENT
                          ---------------------------

                            SOLICITATION OF PROXIES

     The enclosed proxy is solicited by and on behalf of the Board of Directors of Destron Fearing Corporation, a Delaware corporation ("Company"), for use at the Annual Meeting of Stockholders ("Annual Meeting") to be held on February 26, 1998, and any adjournment thereof. This Proxy Statement and the accompanying form of proxy are being mailed to stockholders on or about January 16, 1998.

     The expense of the solicitation of proxies for the Annual Meeting, including the cost of mailing, has been or will be borne by the Company. Arrangements will be made with brokerage houses and other custodian nominees and fiduciaries to send proxies and proxy materials to their principals, and the Company will reimburse them for their expense in so doing. In addition to solicitation by mail, proxies may be solicited by telephone, telegraph or personally.

                        VOTING AND REVOCATION OF PROXY

     Only holders of record of the Company's common stock at the close of business on January 2, 1998 the record date for the Annual Meeting, are entitled to notice of and to vote at the Annual Meeting. On the record date, 13,293,982 shares of the Company's common stock were outstanding. Each share of common stock entitles the holder thereof to one vote upon each matter to be presented at the Annual Meeting. A quorum, consisting of a majority of the shares of the Company's common stock entitled to vote at the Annual Meeting, must be present in person or by proxy before action may be taken at the Annual Meeting.

     Each proxy returned to the Company will be voted in accordance with the instructions indicated thereon. If no instructions are indicated, the shares will be voted (i) FOR the election of the nominees for the Board of Directors named in this Proxy Statement, (ii) FOR the proposal to amend the Company's Stock Option Plan adopted in 1992 (the "Option Plan") and (iii) FOR the ratification of the appointment of Arthur Andersen LLP as independent auditors for the fiscal year ending September 30, 1998. While the Board of Directors knows of no other matters to be presented at the Annual Meeting or any adjournment thereof, all proxies returned to the Company will be voted on any such matter in accordance with the judgment of the proxy holders. If a proxy is returned and the stockholder has abstained from voting on any matter, the shares represented by such proxy will be considered present at the meeting for purposes of determining a quorum and for purposes of calculating the vote on the matter, but will not be considered to have been voted in favor of such matter.

     Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by
(i) giving written notice of such revocation to the Secretary of the Company before or at the Annual Meeting, (ii) delivering another written proxy bearing a later date, or (iii) attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute a revocation of a proxy).

                                  PROPOSAL 1
                             ELECTION OF DIRECTORS

     The business and affairs of the Company are managed under the direction of its Board of Directors. The Company's Bylaws provide that the Board of Directors shall consist of one or more members. The Board of Directors currently consists of six members. Each Director is elected to serve until the next annual meeting of stockholders or until their earlier resignation, death or removal.

     Stockholders will be asked at the Annual Meeting to elect six Directors. The Board has nominated the six individuals named below to serve as Directors of the Company. Unless authority is withheld, all proxies received in response to this solicitation will be voted for the election of the nominees named below. Each of the nominees named below is now a Director of the Company and has served continuously as a Director since the month indicated. Such nominees collectively comprise the entire Board. All nominees have indicated a willingness to serve if elected. If any nominee becomes unable to serve prior to the Annual Meeting, the proxies received in response to this solicitation will be voted for a replacement nominee selected in accordance with the best judgment of the proxy holders named therein.


NAME                   POSITIONS WITH THE COMPANY    AGE     DIRECTOR SINCE
----                   --------------------------    ---     --------------
Randolph K. Geissler   President, Chief Executive    37      November 1993
                       Officer, Chairman
                       and Director

David A. Henderson     Director                      45      April 1994

Kenneth D. Larson      Director                      57      August 1994

Richard E. Jahnke      Director                      49      April 1997

Stanley Goldberg       Director                      51      April 1997

Douglas M. Pihl        Director                      58      June 1997


STOCKHOLDER APPROVAL

     The affirmative vote of a plurality of the shares of common stock of the Company represented at the Annual Meeting either in person or by proxy, assuming a quorum is present, is required for the election of Directors.

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE ELECTION OF THE NOMINEES FOR THE BOARD OF DIRECTORS AS SET FORTH IN PROPOSAL 1.

                       INFORMATION CONCERNING DIRECTORS
                            AND EXECUTIVE OFFICERS

DIRECTORS

     Each nominee for election to the Company's Board of Directors is presently serving as a Director of the Company. The following discussion sets forth certain information concerning the nominees for Directors of the Company.

     RANDOLPH K. GEISSLER has served as President and Chief Executive Officer of the Company since November 12, 1993, as Chairman since February 1997, and as Interim Chief Executive Officer from March 1, 1993 until November 12, 1993 pursuant to a transition services agreement in conjunction with the merger (the "Merger") of a wholly-owned subsidiary of the Company and Fearing Manufacturing Co., Inc. ("Fearing") in November 1993. See "Information Concerning Directors and Executive Officers -- Certain Transactions."
Fearing is now a wholly-owned subsidiary of the Company. Mr. Geissler is also the President and Chief Executive Officer of Fearing, a position that he has held since 1987. Prior to 1987, he held a variety of positions with Fearing, including sales representative, production manager and director of research.

     DAVID A. HENDERSON has been a Director of the Company since April 1994. He has been President of Cherry Tree & Co., a privately-held investment banking firm, since December 1997. He also is the Managing General Partner of Founding Partners II Limited Partnership, a privately-held venture capital firm, and has held that position since April 1990. Mr. Henderson was previously an Executive Vice President of Cherry Tree Investment Company, which manages approximately $87 million of venture capital funds. From 1986 to 1990, he was Chief Executive Officer of a bank holding company with $400 million in assets; and from 1982 to 1986, he was Chief Operating Officer of Republic Telcom Corporation. In addition to the Company, he currently serves as a Director of Coda Music Technologies, Inc. and Harmony Brook, Inc., which are publicly-held companies, and as a Director of The Gift Certificate Center, Inc., Cherry Tree & Co. and Transline Communications, Inc., which are privately-held companies.

     KENNETH D. LARSON has been a Director of the Company since August 1994. Mr. Larson joined Polaris Industries Inc. ("Polaris") in September 1988 as Executive Vice President/Operating Officer and was named President and Chief Operating Officer and a Director in July 1989. Polaris is a publicly-held company that designs, engineers, manufactures, and markets snowmobiles, all-terrain vehicles (ATVs), and personal watercraft for recreational and utility use. In addition to the Company and Polaris, Mr. Larson currently serves as a Director of MVE, Inc., a private company, and Featherlite Manufacturing, Inc., a publicly-held company.

     RICHARD E. JAHNKE has been a Director of the Company since April 1997. He has served as President and Chief Operating Officer of CNS, Inc. and has been on the CNS, Inc. Board of Directors since 1993. CNS, Inc. is a publicly-held company that designs, manufactures and markets consumer and health care products. From 1991 to 1993, he was Executive Vice President and Chief Operating Officer of Lemna Corporation, which manufactures and sells waste water treatment systems. In addition to serving on the Boards of the Company and CNS, Inc., Mr. Jahnke is a Director or Rehabilicare, Inc., a publicly-held manufacturer of medical devices.

     STANLEY GOLDBERG has been a Director of the Company since April 1997.
He is Chairman, President and Chief Executive Officer of Ringer Corporation ("Ringer"), which is a publicly-held company that develops, manufactures, and markets pesticides for the retail and commercial marketplace. He has served as Chief Executive Officer of Ringer since 1993 and became President and began serving on the Ringer Board of Directors in 1992.

     DOUGLAS M. PIHL has been a Director of the Company since June 1997. He has been a private investor since August 1996. Mr. Pihl was President, Chief Executive Officer, and a Director of NetStar, Inc. from May 1992 until it was acquired by Ascend Communications, Inc. in August 1996. NetStar, Inc. was a publicly-held company that designed, manufactured and marketed high-performance computer networking equipment. In addition to the Company, Mr. Pihl serves as a Director and Chairman of the Board of Vital Images, Inc. and as a Director of Astrocom Corporation, both of which are publicly-held companies, and as a Director of RocketChips, Inc. and LSC Corporation, which are private companies.

     Directors of the Company are elected annually to serve until the next annual meeting of stockholders or until their earlier resignation, death or removal. There is no family relationship between any of the directors or executive officers of the Company.

BOARD COMMITTEES AND ACTIONS

     During the twelve months ended September 30, 1997, the Board of Directors met eight times and adopted unanimous written actions in lieu of meetings three times. Each nominee Director attended at least 75% of the total number of meetings of the Board held during fiscal 1997 while he was a Director.

     The Compensation Committee of the Board of Directors, established in August 1994, reviews and makes recommendations to the Board regarding salaries, compensation and benefits of executive officers and senior management of the Company and administers the Option Plan. The Compensation Committee met two times during fiscal 1997. The members of the Compensation Committee in fiscal 1997 were Kenneth D. Larson, Chairman, and David A. Henderson. For fiscal 1998, the Compensation Committee consists of Stanley Goldberg, Chairman, Richard E. Jahnke and Douglas M. Pihl.

     The Audit Committee of the Board of Directors, established in August 1994, reviews the scope and results of the Company's annual audit and other accounting related matters. The Audit Committee met two times during fiscal 1997. The members of the Audit Committee in fiscal 1997 were David M. Hyduke, Chairman (who did not stand for re-election to the Board in February
1997) and David A. Henderson. For fiscal 1998, the Audit Committee consists of David A. Henderson, Chairman, and Kenneth D. Larson.

     The Board of Directors presently does not have a nominating committee.

     Nonemployee Directors of the Company each currently receives a $500 fee for each Board meeting he attends and an additional $500 for each meeting he attends of a Board committee of which he is a member. Under this arrangement, the following nonemployee Directors received the following amounts during fiscal 1997: Mr. Henderson - $5,500; Mr. Larson - $5,500; Mr. Goldberg -$1,500; Mr. Jahnke - $1,500; Mr. Pihl - $1,500. Additionally, all Directors are reimbursed for expenses incurred in attending meetings of the Board of Directors, the Compensation Committee and the Audit Committee (but only if the meetings are held on different days). Nonemployee Directors of the Company are granted stock options in connection with their service as Directors. See "Information Concerning Directors and Executive Officers -- Stock Option Plans."

EXECUTIVE OFFICERS AND SENIOR MANAGEMENT

     The following discussion sets forth information about Messrs. Thomas J. Ahmann, William J. Battista and Robert C. Calgren, who are executive officers and members of senior management of the Company but are not Directors.


NAME                     POSITIONS WITH THE COMPANY           AGE   EMPLOYED SINCE
----                     --------------------------           ---   --------------
Thomas J. Ahmann         Vice President -- Finance,           58    July 1993
                         Chief Financial Officer,
                         Secretary and Treasurer

William J. Battista      Vice President -- North              48    August 1993
                         American Sales

Robert C. Calgren        Controller                           51    August 1993


     THOMAS J. AHMANN joined the Company as Vice President -- Finance, Chief Financial Officer, Secretary and Treasurer in July 1993. From May 1991 through April 1994, he served as Vice President -- Finance and Chief Financial Officer of SpectraScience, Inc., a company involved in medical laser technology.

     WILLIAM J. BATTISTA has been Vice President -- Fearing Division of the Company since January 1997. He joined Fearing Corporation ("Fearing") in October 1986, serving as Eastern Regional Sales Manager from October 1986 to October 1989, as National Sales Manager from October 1989 to August 1993, and as Vice President -- North American Sales from August 1993 January 1997. Fearing was acquired by the Company in a merger transaction effective in November 1993.

     ROBERT C. CALGREN has been Controller of the Company since August 1993. From February 1991 until August 1993, he served as Controller of Fearing.

EXECUTIVE COMPENSATION

     The following table sets forth the compensation paid to Randolph J. Geissler, the President and Chief Executive Officer of the Company, and the other most highly compensated executive officer of the Company whose salary exceeded $100,000 in fiscal 1997, for each of the years ended September 30, 1997, 1996 and 1995:


                                               SUMMARY COMPENSATION TABLE

                                                                   Long-Term Compensation
                                  Annual Compensation                     Awards
                       ------------------------------------------- ----------------------
                                                      Other        Restricted
     Name and                                         Annual         Stock                    Other
 Principal Position    Year  Salary($) Bonus($) Compensation($)(1) Award(s)($) Options(#) Compensation(2)
 ------------------    ----  --------- -------- ------------------ ----------- ---------- ---------------
Randolph K. Geissler   1997  $126,875    N/A         N/A               N/A         N/A       $3,744
  President and        1996   127,404    N/A         N/A               N/A         N/A        3,641
  Chief Executive      1995   125,750    N/A         N/A               N/A         N/A        3,624
  Officer

William J. Battista    1997  $108,016    N/A         N/A               N/A         N/A       $1,300
  Vice President -     1996    99,161    N/A         N/A               N/A         N/A        1,325
  Fearing Division     1995   102,397    N/A         N/A               N/A         N/A        1,285


--------------------------

(1) The aggregate amount of perquisites and other personal benefits, securities or property received by Mr. Geissler was less than $50,000 or 10% of his annual salary.

(2) Consists of contributions made by the Company under its Section 401(k) Deferred Compensation Plan. See "Information Concerning Directors and Executive Officers -- Retirement Savings Plan."

     The following information is furnished with respect to stock options exercised in fiscal 1997 and held as of September 30, 1997 by Messrs. Randolph K. Geissler and William J. Battista:

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                     AND FISCAL YEAR-END OPTION VALUES(1)


                                                   Number of Unexercised   Value of Unexercised in-
                                                         Options at         the-Money Options at
                                                    September 30, 1997(3)  September 30, 1997(3)(4)
                               Shares               ---------------------  ------------------------
                             Acquired on   Value
                              Exercise   Realized(2)    Exercisable/            Exercisable/
         Name                   (#)         ($)       Unexercisable(#)        Unexercisable($)
         ----                ----------- -----------  ----------------        ----------------
Randolph K. Geissler........     0           0         82,500/62,500             $36,563/$0
William J. Battista.........     0           0         37,500/30,000           $5,156/$1,563


-----------------------------

(1) The information presented is as of and for the twelve months ended September 30, 1997.

(2) Consists of the difference between the exercise price of the options and the closing sales price of the shares of common stock underlying the options as of the date of exercise as quoted on The

     Nasdaq SmallCap Market and reported by the National Association of Securities Dealers, Inc. ("NASD").

(3) The options were granted under the Option Plan. See "Information Concerning Directors and Executive Officers -- Stock Option Plans." The options vest and become exercisable in four equal installments on the grant date and the first, second and third anniversaries of the grant date during the term of employment with the Company and expire ten years from the date of grant.

(4) Consists of the difference between the exercise price of the options and the $2.188 per share closing sales price of the shares of common stock underlying the options on September 30, 1997 as quoted on The Nasdaq SmallCap Market and reported by the NASD.

RETIREMENT SAVINGS PLAN

     All non-bargaining unit personnel of the Company are eligible to participate in the Company's Section 401(k) Deferred Savings Plan ("401(k) Plan") established on January 1, 1989. Salary deferrals not in excess of 15% of the participant's annual compensation up to the maximum permitted by the Internal Revenue Code of 1986, as amended ("Code") (presently $9,500), may be contributed to the trust for the 401(k) Plan and invested in various investment funds. The 401(k) Plan permits, but does not require, contributions by the Company on behalf of all participants in the 401(k) Plan equal to $0.50 for each $1.00 contributed by an employee up to a maximum amount equal to 6% of the employee's wages. The contributions made under the 401(k) Plan by the Company during fiscal 1997 on behalf of the executive officers in the Summary Compensation Table are described therein.

STOCK OPTION PLANS

OPTION PLAN

     On July 31, 1992, the Company's stockholders approved the Option Plan. The purpose of the Option Plan is to advance the interests of the Company through the motivation, attraction and retention of its employees. The Option Plan currently authorizes the grant of options to purchase an aggregate of 1,300,000 shares of common stock. The Company's Board of Directors has recommended that the number of shares of common stock for which options may be granted under the Option Plan be increased to 2,300,000 shares. See "Proposal 2 -- Approval of Amendment to Option Plan to Increase Number of Shares for Which Options May be Granted."

     All persons who are employees of the Company, including directors who are employees, are eligible to participate in the Option Plan. The Option Plan provides for the grant of incentive (statutory) stock options ("ISOs"), as defined in Section 422 of the Code and nonincentive (nonstatutory) stock options ("NSOs"). The ISOs and NSOs issued under the Option Plan are referred to herein as "Options."

     The Option Plan provides that a committee of disinterested directors, which is currently the Compensation Committee, will grant Options and otherwise administer the Option Plan. The principal criteria for determining the number of shares upon which Options are granted to an employee are the amount of cash compensation paid to such employee, the employee's level of responsibility and the employee's job performance. The terms of the Option Plan are described in more detail in the portion of this Proxy Statement entitled "Proposal 2 -- Approval of Amendment to Option Plan to Increase Number of Shares for Which Options May Be Granted."

     During the twelve months ended September 30, 1997, Options to purchase 210,000 shares were granted under the Option Plan at an average exercise price of $3.00. As of September 30, 1997, there were Options to purchase 672,250 shares outstanding under the Option Plan at an average exercise price of $3.04 per share.

1992 NONEMPLOYEE DIRECTOR STOCK OPTION PLAN

     On July 31, 1992, the Company's stockholders approved the Nonemployee Director Stock Option Plan (the "Director Plan"). The Director Plan authorizes the grant of options to purchase an aggregate of 300,000 shares of the Company's common stock to Directors of the Company who are not employees of the Company ("Nonemployee Directors"). The purpose of the Director Plan is to advance the interests of the Company through the motivation, attraction and retention of its Nonemployee Directors.

     During the twelve months ended September 30, 1997, options to purchase 50,000 shares were granted under the Director Plan at an average exercise price of $2.12. As of September 30, 1997, there were options to purchase 92,500 shares outstanding under the Director Plan at an average exercise price of $2.29 per share.

     Subject to the provisions of the Director Plan, it is administered by the Compensation Committee of the Board of Directors, which determines the terms of the options granted under the Plan and interprets the Director Plan.

     Subject to the terms of the Director Plan, each option issued may contain terms and provisions different from other options granted under the Director Plan to the same optionee or other optionees. The Director Plan now provides that upon election or appointment to the Company's Board of Directors, each Nonemployee Director is automatically granted an option to purchase 15,000 shares of the Company's common stock. After initial election or appointment to the Board of Directors, each Nonemployee Director automatically receives an option to purchase an additional 2,500 shares upon each reelection to the Board of Directors.

     The Director Plan provides that the exercise price is equal to the "fair market value" of the common stock at the time the option is automatically granted. Each option becomes exercisable during the term fixed by the Board of Directors, with such term ending no later than ten years of the date of grant of the option. Upon exercise of any option, payment for shares as to which the option is exercised may be made in cash, in shares of the Company's common stock having an aggregate fair market value on the date of exercise which is not less than the exercise price of the option, by delivery of a promissory note, or by any combination of cash, such shares, and a promissory note, as the Board of Directors may determine.

     If the term of a Nonemployee Director terminates for any reason other than such individual's disability, any option then held by such optionee under the Director Plan, to the extent then exercisable, will remain exercisable after the termination of the Nonemployee Director's status as a Director for a period of three months (but in no event beyond ten years from the date of grant of the option). If the Director status of the Nonemployee Director is terminated because the optionee is disabled within the meaning of
Section 22(e)(3) of the Code, any option then held by the optionee under the Director Plan, to the extent then exercisable, will remain exercisable after the termination of his status as a Director for a period of 12 months (but again in no event beyond ten years from the date of grant of the option).

     All options granted under the Director Plan are NSOs. Generally, upon the grant of an NSO for which the exercise price is the fair market value of the common stock on the date of grant, neither the

Company nor the optionee will experience any tax consequences. Upon exercise of an NSO granted under the Director Plan, the optionee will realize ordinary income in an amount equal to the excess of the fair market value of the shares of common stock received over the exercise price paid by the optionee with respect to such shares. The amount recognized as ordinary income by the optionee will increase the optionee's basis in the stock acquired pursuant to the exercise of the NSO. The Company will be allowed a federal income tax deduction for the amount recognized as ordinary income by the optionee upon the optionee's exercise of the NSO. Upon a subsequent sale of the stock, the optionee will recognize short-term or long-term gain or loss depending upon the holding period for the stock and upon the stock's subsequent appreciation or depreciation in value.

CONSULTANTS' STOCK OPTION PLAN

     The Board of Directors adopted a Consultants' Stock Option Plan ("Consultants' Plan") on October 16, 1992. Under the Consultants' Plan, options may be granted to consultants of the Company, including Directors of the Company who are not employees, at such prices (which may be less than the fair market value on the date of grant) and on such terms as the Board of Directors or the Committee administering the Consultants' Plan approves at the time of grant. Options granted under the Consultants' Plan do not qualify as incentive stock options under the Code. The aggregate maximum number of shares as to which options may be granted under the Consultants' Plan is 500,000. During the twelve months ended September 30, 1997, no options were granted under the Consultants' Plan. As of September 30, 1997, there were options to purchase 105,000 shares outstanding under the Consultants' Plan at an average exercise price of $2.06 per share.

CERTAIN TRANSACTIONS

     In March 1993, the Company entered into an agreement with Randolph K. Geissler for $40,000, on an annualized basis, to act as Interim Chief Executive Officer of the Company. Effective November 12, 1993, the Company entered into an Employment Agreement with Mr. Geissler, the Company's President and Chief Executive Officer, which replaced the interim employment agreement and provides for an annual base salary of $125,000 and an initial term of employment expiring on November 12, 1995. The term will be extended for successive one-year periods on November 12 of each year beginning in 1995 unless Mr. Geissler or the Company provides written notice to the other of his or its intention not to extend. The Employment Agreement provides that in the event of early termination by the Company for any reason other than death, disability or termination for good cause during the initial two-year term, the Company will pay severance compensation in an amount equal to 24 months' base salary. If the termination occurs after the initial two-year period, the severance compensation will be equal to one and one-half months' base salary for every year Mr. Geissler has been employed by the Company or by Fearing up to a maximum of 24 months' base salary.

                     REPORT OF THE COMPENSATION COMMITTEE

     The Compensation Committee of the Board of Directors (the "Committee") is composed of two non-employee directors of the Company. For fiscal 1997, the Committee consisted of Kenneth D. Larson, Chairman of the Committee, and David A. Henderson. The Committee is responsible for assuring that compensation for executives is consistent with the Company's compensation philosophy. The Committee also administers and makes grants under the Company's Option Plan with respect to the Company's executive officers.

     The Company's executive compensation program is based on a pay-for-performance philosophy. Under the Company's program, an executive's compensation consists of two components: base salary and long-term incentives (consisting of stock options). Base salary is determined by an assessment of the executive's sustained performance against his or her individual job responsibilities, including the impact of such performance on the business results of the Company, as well as the level of achievement of annual performance targets, including pre-tax earnings and other performance targets related to business functions under the executive's direction.
Annual performance targets are based upon the Company's annual strategic plan as reviewed by the Board of Directors.

     The Company's long-term incentives are in the form of stock options.
The objectives of these awards is to advance the longer term interests of the Company and its stockholders, complement incentives tied to annual performance, and align the interests of executives more closely with those of stockholders. The Company also believes that the entrepreneurial character of its executives makes the long-term incentives provided by its stock option program especially significant in the motivation and retention of its executives. The number of stock options awarded to an executive is based on the executive's position and his or her performance in that position. The stock options granted to the Company's executives, including those granted to Mr. Geissler, vest over a four-year period, and each option is exercisable, to the extent it has vested, over a ten-year period following the date of its grant.

     Mr. Geissler's base salary results from his participation in the same compensation program as the other executives of the Company. His base salary is reviewed periodically, and it was increased in 1996 and in 1997. The stock option granted to Mr. Geissler in 1997 reflects the Company's compensation philosophy of providing long-term incentives aligned with the interests of stockholders.

     The Committee believes that the Company's executives are focused on the attainment of a sustained high rate of growth and profitability for the benefit of the Company and its stockholders, and that the Company's compensation program, with its emphasis on performance-based and long-term incentive compensation, serves to reinforce this focus.

By the Compensation Committee

David A. Henderson
Kenneth D. Larson


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION IN COMPENSATION DECISIONS

     Decisions and recommendations regarding compensation paid and options granted to the Company's executive officers in fiscal 1997 were made by the Compensation Committee consisting of Kenneth D. Larson and David A. Henderson, each of whom is a non-employee director of the Company. See "Report of the Compensation Committee." Randolph K. Geissler, the only executive officer of the Company who serves on the Board of Directors, abstains from voting on compensation matters affecting his compensation.

                               PERFORMANCE GRAPH

The Company's common stock was quoted on The Nasdaq National Market from April 1992 until September 1994, and it has been quoted on The Nasdaq SmallCap Market since September 4, 1994. The following graph shows changes during the period from September 30, 1992 to September 30, 1997 in the value of $100 invested in: (1) the Company's common stock; (2) the Total Return Index for The Nasdaq Stock Market (U.S.) compiled by the Center for Research in Securities Prices ("CRSP") at the University of Chicago, Chicago, Illinois; and (3) the CRSP Total Return Index for Nasdaq Non-Financial Stocks. The values of each investment as of the dates indicated are based on share prices plus any dividends paid in cash, with the dividends reinvested on the date they were paid. The calculations exclude trading commissions and taxes.

                                  [CHART]


--------------------------------------------------------------------------------------------------------
                                            09/30/92  09/30/93  09/30/94    09/30/95  09/30/96  09/30/97
--------------------------------------------------------------------------------------------------------
Destron Fearing Corporation                  $100.00   $242.86   $328.57   $1,200.00   $657.14   $500.00
--------------------------------------------------------------------------------------------------------
CRSP Index for Nasdaq Stock Market (U.S.)    $100.00   $130.98   $132.06   $  182.41   $216.45   $297.08
--------------------------------------------------------------------------------------------------------
CRSP Index for Nasdaq Non-Financial Stocks   $100.00   $130.20   $129.47   $  180.46   $210.70   $282.91
--------------------------------------------------------------------------------------------------------


                     BENEFICIAL OWNERSHIP OF COMMON STOCK

     The following table sets forth information as of December 31, 1997 regarding the beneficial ownership of shares of common stock of the Company by (i) each stockholder who is known by the Company to own more than 5% of the Company's common stock, (ii) each executive officer named in the Summary Compensation Table, (iii) each Director of the Company, and (iv) all Directors and executive officers of the Company as a group. Except as otherwise indicated, the Company believes that the beneficial owners of the common stock described below, based on information furnished by such owners, have sole investment and voting power with respect to such shares, subject to community property laws where applicable.


                              NUMBER OF SHARES        PERCENT OF
BENEFICIAL OWNER             BENEFICIALLY OWNED  OUTSTANDING SHARES(1)
----------------             ------------------  ---------------------
Randolph K. Geissler              611,047(2)            4.6%

Thomas J. Ahmann                   89,050(3)              *

David A. Henderson                 59,000(4)              *

William J. Battista                57,500(5)              *

Kenneth D. Larson                  22,500(6)              *

Richard E. Jahnke                  15,000(6)              *

Stanley Goldberg                   15,000(6)              *

Douglas M. Pihl                    15,000(6)              *

Robert C. Calgren                  30,500(7)              *

All executive officers and
Directors as a group
(11 persons)                   1,030,097(10)            7.4%


------------------------

* Less than 1%.

(1) Based on 13,293,982 shares outstanding as of December 31, 1997, which does not include 1,500,079 shares of common stock issuable upon exercise of stock options and warrants vested at December 31, 1997. However, each figure showing the percentage of outstanding shares owned beneficially has been calculated by treating as outstanding and owned the shares which could be purchased by each beneficial owner within 60 days upon the exercise of stock options and warrants.

(2) Includes 124,167 shares issuable upon exercise of options held by Mr. Geissler that were exercisable as of December 31, 1997 or that will become exercisable within 60 days of that date.

(3) Includes 83,750 shares issuable upon exercise of options held by Mr. Ahmann that were exercisable as of December 31, 1997 or that will become exercisable within 60 days of that date.

(4) Includes 25,000 shares issuable upon exercise of options directly owned by Mr. Henderson. Also includes 30,000 shares issuable upon exercise of warrants owned of record by Founding Partners

     II Limited Partnership, an entity controlled by Mr. Henderson and Mr. Donald R. Brattain (a former Director).

(5) Consists of 57,500 shares issuable upon exercise of options held by Mr. Battista that were exercisable as of December 31, 1996 or that will become exercisable within 60 days of that date.

(6)  Consists of shares issuable upon exercise of vested options.

(7) Consists of shares issuable upon exercise of options held by Mr. Calgren that were exercisable as of December 31, 1997 or that will become exercisable within 60 days of that date.

(8) Includes 505,917 shares issuable upon exercise of vested options and warrants, or options that are exercisable within 60 days of December 31, 1997, held by all executive officers and Directors as a group.

                      SECTION 16 (a) BENEFICIAL OWNERSHIP
                             REPORTING COMPLIANCE

     As required by rules adopted by the Securities and Exchange Commission ("SEC") under Section 16 of the Securities Exchange Act of 1934, directors and executive officers of the Company are required to file with the SEC an Initial Report of Beneficial Ownership on Form 3 within a certain period after becoming an executive officer or director stating the number of shares of common stock owned, a Report of Change in Beneficial Ownership on Form 4 to report transactions in the Company's common stock, and an Annual Statement of Beneficial Ownership of Securities on Form 5 to report other transactions in securities of the Company that are not required to be reported on a Form
4. Based upon the Company's review of such Forms furnished to it by the directors and executive officers required to file such Forms, the Company believes that, with the exception of isolated incidents of late filings reported by the Company in previous Proxy Statements and one other exception hereinafter reported, all of these filing requirements have been satisfied. On December 16, Randolph K. Geissler filed a Form 5 that was due on November 14, 1997 with respect to a single exempt gift transaction.

                                  PROPOSAL 2
                        APPROVAL OF AMENDMENT TO OPTION
                       PLAN TO INCREASE NUMBER OF SHARES
                       FOR WHICH OPTIONS MAY BE GRANTED


     The Company's Option Plan was adopted by the Board of Directors and approved by the stockholders of the Company in 1992. An aggregate of 1,300,000 shares was reserved for issuance under the Option Plan at the time of its adoption. Effective November 12, 1997, the Board of Directors increased the number of shares reserved for issuance under the Option Plan to 2,300,000 shares, subject to the approval of the Company's stockholders on or before November 12, 1998.

     The Option Plan is intended to assist the Company in hiring and retaining well-qualified employees by allowing them to participate in the ownership and growth of the Company through the grant of incentive and non-statutory stock options ("Options"). Management believes that the granting of Options will serve as partial consideration for and give well-qualified employees an additional inducement to remain in the service of the Company and provide them with an increased incentive to work for the Company's success.

     The principal features and effects of the Option Plan are discussed below.

ADMINISTRATION

     The Option Plan is administered by the Compensation Committee of the Board of Directors, which selects the employees who will be granted Options under the Option Plan. Subject to the provisions of the Option Plan, the Compensation Committee also determines the type, amount, size and terms of Options; the time when Options should be granted; whether any restrictions should be placed on shares purchased pursuant to any Option; and all other determinations necessary or advisable for the administration of the Option Plan. The determinations by the Compensation Committee are final and conclusive. Grants of Options and other decisions of the Compensation Committee are not required to be made on a uniform basis.

SHARES SUBJECT TO OPTION PLAN

     The Option Plan, as amended, provides that the total number of shares of the Company's common stock that may be purchased pursuant to the exercise of Options shall not exceed 2,300,000 shares, subject to adjustment as provided in the Option Plan. The shares to be issued upon the exercise of Options granted under the Option Plan will be currently authorized but unissued shares of common stock of the Company. The number of shares of the Company's common stock available under the Option Plan or the exercise price of an Option may be adjusted by the Compensation Committee in its sole discretion upon any stock dividend or split, recapitalization, reclassification, combination, exchange of shares, or other similar corporate change, if the Compensation Committee determines that such change necessarily or equitably requires such an adjustment.

ELIGIBILITY

     All employees of the Company and any of its subsidiaries (as such term is defined in Section 424 of the Code) are eligible for selection to receive Options qualified as incentive stock options ("ISOs") under Section 422 of the Code and nonstatutory (non-qualified) Options ("NSOs").

     The following table sets forth certain information regarding the allocation of the additional shares under the Option Plan, to the extent such allocation is presently determinable.

                             NEW PLAN BENEFITS


NAME AND POSITION                             OPTIONS        EXERCISE     EXPIRATION
-----------------
                                             GRANTED(3)   PRICE PER SHARE    DATE
                                             ----------   --------------- ----------
Randolph K. Geissler (President and Chief     50,000(1)      $1.6875       12/28/07
Executive Officer)

William J. Battista (Vice President - North   20,000(1)      $1.6875       12/28/07
American Sales)

All current executive officers as a group    150,000(1)      $1.6875       12/28/07
(11 persons, including those named above)

All other employees                          115,000(1)      $1.6875       12/28/07


---------------------------

(1) The options vest and become exercisable in four equal installments on the grant date and the first, second and third anniversaries of the grant date during the term of employment with the Company and expire ten years from the date of grant.

     The additional shares which are not currently allocated, together with shares previously authorized and available for issuance under the Option Plan, may be allocated to such employees as the Compensation Committee may determine. No Options under the Option Plan will be allocated to directors who are not employees of the Company. At January 14, 1997, the closing price for the Company's common stock as reported on The Nasdaq SmallCap Market was $1.625 per share.

TERMS OF OPTIONS

     Upon the grant of an Option, the Compensation Committee fixes the number of shares of the Company's common stock that the optionee may purchase upon exercise of the Option and the price at which the shares may be purchased. With regard to ISOs, the exercise price cannot be less than the "fair market value" of the common stock at the time the ISO is granted or 110% of such fair market value in certain cases (as set forth below). NSOs may be granted at less than the fair market value of the common stock. See "Federal Income Tax Consequences."

     With regard to ISOs only, the aggregate fair market value of common stock (determined at the time the ISO is granted) subject to ISOs granted to an employee under all stock option plans of the Company and any subsidiary of the Company that become exercisable for the first time by such employee during any calendar year may not exceed $100,000. Furthermore, no ISO may be granted to any employee who, immediately after the grant of such ISO, would own more than 10% of the total combined voting power of all classes of the Company's stock unless such ISO has an exercise price equal to at least 110% of the common stock's fair market value at the time of grant and the term of the ISO is no longer than five years.

     Each Option will be exercisable by the optionee only during the term fixed by the Compensation

Committee, with such term ending not later than ten years after the date of grant. Upon exercise of any Option, payment for shares as to which the Option is exercised may be made in cash, in shares of the Company's common stock having an aggregate fair market value on the date of exercise which is not less than the exercise price of the Option, by delivery of a promissory note, or by a combination of such means of payment, as the Compensation Committee may determine.

TRANSFERABILITY OF OPTIONS; TERMINATION OF EMPLOYMENT

     Options granted under the Option Plan are non-transferable except to the extent permitted by the agreement evidencing such Option. However, no Option will be transferable by any optionee other than by will or the laws of descent and distribution. If, pursuant to the agreement evidencing any Option, such Option remains exercisable after the optionee's death, it may be exercised to the extent permitted by such agreement by the personal representative of the optionee's estate or by any person who acquired the right to exercise such option by bequest, inheritance, or otherwise, by reason of the optionee's death.

IMMEDIATE ACCELERATION OF AWARDS

     The Option Plan provides that, notwithstanding any other provisions contained in the Option Plan or the agreement evidencing any Option, all outstanding Options will become exercisable immediately if the Company or its stockholders enter into an agreement to dispose of all, or substantially all, of the assets or outstanding capital stock of the Company by means of a sale or liquidation, or a merger or reorganization in which the Company is not the surviving corporation.

TERMINATION AND AMENDMENT

     The Option Plan will terminate on the earlier of the date on which the Option Plan is terminated by the Board of Directors of the Company or May 21, 2002. Options outstanding at the termination of the Option Plan may continue to be exercised in accordance with their terms after such termination. The Option Plan may be amended at any time by the Board of Directors. However, without the approval of a majority of the Company's stockholders voting at a meeting at which a quorum is present, no such amendment may (i) materially increase the benefits accruing to participants under the Option Plan; (ii) increase the number of shares available for issuance or sale pursuant to the Option Plan (other than as permitted in certain circumstances provided by the Option Plan); or (iii) materially modify the requirements as to eligibility for participation in the Option Plan, without the affirmative vote of stockholders holding at least the majority of the voting stock of the Company represented in person or by proxy at a duly held stockholders' meeting.

FEDERAL INCOME TAX CONSEQUENCES

     The following description is a general summary of the current federal income tax provisions relating to the grant and exercise of ISOs and NSOs under the Option Plan and the sale of shares of common stock acquired upon exercise of Options. The provisions summarized below are subject to changes in federal income tax laws and regulations, and the effects of such provisions may vary with individual circumstances.

INCENTIVE STOCK OPTIONS

     ISOs granted under the Option Plan are intended to be "incentive stock options" as defined by Section 422 of the Code. Under present law, the recipient of an ISO will not realize taxable income upon the grant or the exercise of an ISO; and the Company will not receive an income tax deduction at either such time. Generally, if an optionee exercises an ISO at any time prior to three months after termination of the optionee's employment and does not sell the shares acquired upon exercise of an ISO within either (i) two years after the grant of the ISO or (ii) one year after the date of exercise of the ISO, the gain upon a subsequent sale of the shares will be taxed as long-term capital gain. If the optionee does not satisfy these requirements, the optionee generally will recognize ordinary income in an amount equal to the difference between the exercise price paid in connection with exercise of the ISO and the fair market value of the shares acquired as of the date of exercise of the ISO, and will recognize capital gain on the difference between the sale price of the shares and the fair market value of the shares as of the date of exercise. In such event, the Company would be entitled to a corresponding income tax deduction equal to the amount recognized as ordinary income by the optionee.

     Upon the exercise of an ISO, the excess of the stock's fair market value on the date of exercise over the exercise price will be included in the optionee's alternative minimum taxable income ("AMTI") and may result in the imposition of a tax on such AMTI. Liability for the alternative minimum tax is complex and depends upon an individual's overall tax situation.

NON-STATUTORY STOCK OPTIONS

     Generally, upon the grant of an NSO, neither the Company nor the optionee will experience any tax consequences. Upon exercise of an NSO granted under the Option Plan, or upon the exercise of an Option initially intended to be an ISO that does not qualify for the tax treatment described above, the optionee will realize ordinary income in an amount equal to the excess of the fair market value of the shares of common stock received over the exercise price paid by the optionee with respect to such shares. The amount recognized as ordinary income by the optionee will increase the optionee's basis in the stock acquired pursuant to the exercise of the NSO. The Company will be allowed a federal income tax deduction for the amount recognized as ordinary income by the optionee upon the optionee's exercise of the NSO. Upon a subsequent sale of the stock, the optionee will recognize short-term or long-term gain or loss depending upon the holding period for the stock and upon the stock's subsequent appreciation or depreciation in value.

STOCKHOLDER APPROVAL

     The affirmative vote of a majority of the shares of common stock of the Company represented at the Annual Meeting either in person or by proxy, assuming a quorum is present, is required to approve the amendment to the Option Plan increasing the number of share reserved for issuance thereunder.

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR
APPROVAL OF THE AMENDMENT TO THE STOCK OPTION PLAN AS SET FORTH IN PROPOSAL 2.

                                  PROPOSAL 3
            RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITORS

     The Board of Directors has appointed the firm of Arthur Andersen LLP as independent auditors for the fiscal year ending September 30, 1998, subject to the ratification of the holders of the Company's common stock. If the holders of the common stock do not ratify the selection of Arthur Andersen LLP, other independent accountants will be considered and selected by the Board of Directors. All proxies received in response to this solicitation will be voted in favor of the ratification of the appointment of Arthur Andersen LLP as the Company's independent accountants, unless other instructions are indicated thereon. A representative of Arthur Andersen LLP will be present at the Annual Meeting, will have an opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions from stockholders.

     Arthur Andersen LLP has served as the Company's independent auditors since the fiscal year ended September 30, 1994.

     All proxies received in response to this solicitation will be voted in favor of the ratification of the appointment of the independent auditors, unless other instructions are indicated thereon.

STOCKHOLDER APPROVAL

     The affirmative vote of a majority of the shares of common stock of the Company represented at the Annual Meeting either in person or by proxy, assuming a quorum is present, is required to ratify the appointment of Arthur Andersen LLP as independent auditors for the Company for the year ending September 30, 1998.

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS INDEPENDENT AUDITORS AS SET FORTH IN PROPOSAL 3.

                           PROPOSALS OF STOCKHOLDERS

     Any stockholder wishing to have a proposal considered for inclusion in the Company's proxy solicitation materials for the 1998 Annual Meeting of Stockholders must set forth such proposal in writing and file it with the Secretary of the Company no later than September 14, 1998.

                                OTHER BUSINESS

     At the date of this Proxy Statement, management knows of no other business that may properly come before the Annual Meeting. However, if any other matters properly come before the meeting, the persons named in the enclosed form of proxy will vote the proxies received in response to this solicitation in accordance with their best judgment on such matters.

                             FINANCIAL INFORMATION

     The Company's Report to Shareholders for fiscal 1997 and the Company's balance sheets as of September 30, 1995, 1996 and 1997 and related statements of income, changes in stockholders' equity and cash flows for the periods ended September 30, 1996 and 1997, accompanies these materials. In addition, the Company will provide without charge to any stockholder solicited hereby, upon written request of such stockholder, a copy of its Annual Report on Form 10-K for the year ended September 30, 1997. Requests should be directed to the Chief Financial Officer, Destron Fearing Corporation, 490 Villaume Avenue, South St. Paul, Minnesota 55075.

Dated:  January 15, 1998                     BY ORDER OF THE BOARD
                                                 OF DIRECTORS

                                             /s/ Thomas J. Ahmann

                                             Thomas J. Ahmann, SECRETARY

PROXY
                          DESTRON FEARING CORPORATION
                     PROXY SOLICITED BY BOARD OF DIRECTORS
                       FOR ANNUAL MEETING OF STOCKHOLDERS
                               FEBRUARY 26, 1998

    The undersigned, revoking all prior proxies, hereby appoints Randolph K. Geissler and Thomas J. Ahmann, and either of them, as proxy or proxies, with full power of substitution and revocation, to vote all shares of common stock of Destron Fearing Corporation (the "Company") of record in the name of the undersigned at the close of business on January 2, 1998, at the Annual Meeting of Stockholders (the "Annual Meeting") to be held on Thursday, February 26, 1998, or at any adjournment thereof, upon the following matters:

1. Election of the following directors: Randolph K. Geissler, David A. Henderson, Kenneth D. Larson, Richard E. Jahnke, Stanley Goldberg, Douglas
    M. Pihl

             / / FOR ALL NOMINEES         / / WITHHOLD FOR ALL NOMINEES

    FOR ALL NOMINEES EXCEPT THE FOLLOWING:
    (Mark no box and write the name(s) of the nominee(s) withheld in the space provided below.)

________________________________________________________________________________

                          (CONTINUED ON REVERSE SIDE)

2. Proposal to amend the Company's Stock Option Plan adopted in 1992 to increase the number of shares for which options may be granted from 1,300,000 shares to 2,300,000 shares.
            / /  For            / /  Against            / /  Abstain

3. Ratification of appointment of Arthur Andersen LLP as independent auditors for fiscal 1998.
            / /  For            / /  Against            / /  Abstain

    In their discretion, the Proxies are authorized to vote upon such matters as may properly come before the Annual Meeting, or any adjournments thereof.

    Please mark, date, sign, and mail this proxy promptly in the enclosed envelope.

    This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR Proposals 1, 2 and 3. The Board of Directors recommends a vote FOR Proposals 1, 2 and 3.

    Please sign your name exactly as it appears below. In the case of shares owned in joint tenancy or as tenants in common, all should sign. Fiduciaries should indicate their title and authority.
                                             Dated: _____________________, 1998.
                                             ___________________________________
                                             ___________________________________
                                             ___________________________________
                                                        Signature(s)